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                                                                    Exhibit 10.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE


         This Separation Agreement and General Release ("Separation Agreement") is made by and between New York Mortgage Trust, Inc., a Maryland Corporation (the "Company") and Raymond A. Redlingshafer, Jr. (the "Executive"). The Company and the Executive may be referred to collectively herein from time to time as "the Parties."

         WHEREAS, Executive has been employed by the Company pursuant to an Employment Agreement executed on June 29, 2004 ("Employment Agreement"); and

         WHEREAS, in an effort to improve the efficiency and profitability of Company, the Board of Directors have undertaken to restructure the Company's management team in a manner that will result in a substantial alteration in the nature of Executive's responsibilities within the Company; and

         WHEREAS, Executive has informed the Company that he wishes to resign and pursue other career opportunities; and

         WHEREAS, the Company wishes to demonstrate its appreciation for Executive's valuable service and has agreed to treat Executive's resignation as a resignation for "Good Reason" as provided in Section 6(e) of Executive's Employment Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:


1. Effective Date of Agreement. This Separation Agreement shall become effective and enforceable ("effective date") on the eighth day after the date it is executed. Once effective, all of the terms, conditions, benefits and restrictions of this Settlement Agreement shall be fully enforceable and binding on the Parties.


2.   Termination of Employment.

     a. Executive hereby resigns his employment and any positions held with the Company and its subsidiaries, to include his position on the Company's Board of Directors, and any other duties and responsibilities he holds with the Company and its subsidiaries, as of June 30, 2005. Effective on the date of his resignation,

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          Executive will have no duties or responsibilities to be performed for the Company and its subsidiaries and shall have no authority to act or endeavor to act on behalf of the Company or its subsidiaries for any reason. For purposes of this Separation Agreement, Executive's "Date of Termination" shall be June 30, 2005. \

     b. Executive will not receive any compensation or benefits from the Company after the Date of Termination, except as hereinafter provided in this Separation Agreement. Executive acknowledges and understands that some of these benefits are not routinely provided, that they exceed those provided under existing policies, and that they exceed those to which he is or otherwise would be entitled, and that they are given in consideration of his release and waiver of any claim that he may have against the Company in connection with his employment and termination of employment, as well as Executive's other agreements as set forth herein.

3. Consideration to Executive. The Company shall provide Executive the following:

          a. In lieu of the notice and employment provisions of Section 6 of Executive's Employment Agreement, the Company will pay to Executive on or before the tenth day following the Date of Termination the amount of $67,315.00 (Sixty-Seven Thousand, Three Hundred Fifteen Dollars), said amount representing 60 days of his current Base Salary as defined in Section 5(a) of Executive's Employment Agreement.

          b. On or before the tenth day following the Date of Termination, the Company shall pay to Executive the amount of $14,175.00 (Fourteen Thousand, One Hundred Seventy-Five Dollars), said payment constituting 1.8 weeks of vacation time that Executive will have accrued as of the Date of Termination.

          c. The Company shall pay the full cost for Executive to participate in the health insurance plan in which Executive was enrolled immediately prior to the Date of Termination for a period of Eighteen (18) months from the Date of Termination, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company

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               shall arrange to provide the Executive with benefits
               substantially similar to those which the Executive would otherwise have been entitled to receive under such plan from which his continued participation is barred.

          d. The Company agrees to carry Directors and Officers insurance coverage on Executive for a period of Twenty-Four (24) months from the Date of Termination for his acts and omissions while an officer and director of the Company on a basis no less favorable to him than the coverage provided to current officers and directors.

          e. The Company agrees to reimburse Executive for any amounts otherwise due to him under Section 5(d) (iii) (B) under the Employment Agreement as well as for business expenses incurred through the Date of Termination in accordance with Section 5(d)
               (viii) of the Employment Agreement.


4. Additional Consideration in Return for Executive's General Release and Other Agreements. In accordance with the terms of Sections 7(d)(ii) and
     (iv) of Executive's Employment Agreement, in return for Executive's waiver and release of claims and covenant not to sue provided hereunder in Section 6 and Executive's other agreements as set forth in this Separation Agreement, the Company agrees to pay to Executive the following additional consideration:

          a. On or before the tenth day following the Date of Termination, the Company shall pay Executive a lump sum amount of $2,398,500.00 (Two Million, Three Hundred Ninety-Eight Thousand, Five Hundred Dollars), said payment constituting an amount reached using the following calculation:


                    The Executive's Base Salary in effect as of the Date of Termination, which is $409,500.00 (Four Hundred Nine Thousand, Five Hundred Dollars), Plus the Executive's highest Annual Bonus earned in the last three fiscal years, which was $390,000.00 (Three Hundred Ninety Thousand Dollars), the total of these two figures then Multiplied By the whole number three (3).


          b. The Company agrees that all stock options, restricted stock awards and any other equity awards actually granted by the Company to Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination. These shares

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               are as follows: 95,583 (Ninety-Five Thousand, Five Hundred
               Eighty-Three) shares of the Company's common stock, issued to Executive in accordance with the terms and conditions of Section 5(c)(ii) of Executive's Employment Agreement, of which 53,101 shares have previously vested and the remaining 42,442 shares shall vest on the effective date of this Separation Agreement. Unless otherwise agreed to in writing by Executive, the Parties agree that the Company will satisfy any applicable withholding obligations by withholding such amount from the amount provided to Executive in Section 4(a).


5.   Additional Payments by the Company.

          a. If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Separation Agreement, Executive's Employment Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any option, share appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          b. All determinations required to be made under this Section 5, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up

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               Payment, will be made by the Company's then current outside auditors; provided that if that firm is unwilling or unable to provide such services, another accounting firm may be selected by the Company (such accounting firm the "Accounting Firm"). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the date such determination may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive no later than five calendar days prior to the due date for Executive's income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

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          c.   The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by
               Section 5(b) hereof.

          d. The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. To the extent the Excise Tax has not been previously withheld from amounts paid to the Executive, Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

          e. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 5(b) and 5(d) hereof will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefore and reasonable evidence of his payment thereof.

          f. Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten
               (10) business days after Executive actually receives notice of

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               such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim. Executive will:

                    i. provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                    ii. take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                    iii. cooperate with the Company in good faith in order
                         effectively to contest such claim; and

                    iv. permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 12(f) and, at its sole option. may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided

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                         that Executive may participate therein at his own cost
                         and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          g. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section 5(f)) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up

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               Payment required to be paid pursuant to this Section 5. If, after the receipt by Executive of a Gross-Up Payment but before the payment by Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 5, Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to Executive exceeds the Gross-Up Payment required under this Section 5.

6.   Waiver, Release of Claims, and Covenant Not to Sue.

          a. Executive, for himself, his agents, personal representatives, heirs and assigns, hereby unconditionally releases and forever discharges the Company and all of its affiliated entities and subsidiaries, as well as their respective officers, directors, partners, owners, employees, agents, representatives, predecessors and successors (collectively "Released Parties") from all liability for any acts, occurrences or omissions arising out of or connected in any way with Executive's employment, prospective employment, or termination of employment by, or services as a member of the Board of Directors of, the Company and any of its affiliates or subsidiaries, both as to matters now known and those discovered hereafter. The foregoing includes, but is not limited to, any and all claims for monetary relief, injunctive relief, back pay, fringe benefits, attorney fees, costs, and employment or reinstatement, that could have been raised under common law, including wrongful discharge, breach of any contractual rights, both express or implied, breach of any covenant of good faith and fair dealing, both express or implied, any tort, any claim of invasion of privacy, any legal restrictions on the Released Parties' rights to terminate employees, and any federal, state, or other governmental statute, regulation, ordinance, or directive, including but not limited to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the New York State Human Rights Law (New York Exec. Laws Section.290 et. seq.), the New York City Human Rights Law (New York Admin. Codes Section.8-107

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               et. seq.), the Securities Act of 1933, the Securities Exchange
               Act of 1934, and state securities laws. Executive covenants not to sue the Released Parties with respect to any of the released claims or potential claims described above. The foregoing release does not waive or infringe (i) Executive's right to receive retirement benefits to the extent he is eligible for such benefits pursuant to the terms of any applicable retirement or pension program; (ii) any rights to vested stock described in
               Section 4(b) hereof, and (iii) any indemnification rights under the Separation Agreement, Employment Agreement, the Company's by-laws, or otherwise.

          b. The Company hereby unconditionally releases and forever discharges Executive from all liability for any acts, occurrences or omissions arising out of or connected in any way with Executive's employment, prospective employment, or termination of employment by, or services as a member of the Board of Directors of, the Company and any of its affiliates or subsidiaries, both as to matters now known and those discovered hereafter. The Company covenants not to sue the Executive with respect to any of the released claims or potential claims described above.

          c. The Parties expressly understand and agree that the waivers, releases and covenants not to sue set forth in clauses (a) and
               (b) above do not preclude either Party from acting to enforce the terms, conditions, rights, obligations and requirements of this Separation Agreement as provided herein.


7. OWBPA Compliance. This Separation Agreement is intended by the parties to comply with the requirements of the Older Workers Benefits Protection Act (29 U.S.C. Section.626(f)). To that end the parties acknowledge that (a) Executive has read and understands the terms of this Separation Agreement and he accepts them knowingly and voluntarily, (b) the claims released by Executive pursuant to this Separation Agreement include claims arising under the Age Discrimination in Employment Act (29 U.S.C. Section.626 et. seq.), (c) Executive does not waive any of his rights or claims that may arise after the date this Separation Agreement is

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     effective, (d) the consideration provided in Paragraph 4 of this Separation
     Agreement in exchange for Executive's release of claims is in addition to anything of value which Executive is already entitled to receive from the Company, (e) Executive has been advised in writing to consult with an attorney prior to signing this Separation Agreement, (f) Executive has been given a period of up to 21 days in which to consider the terms of this Separation Agreement, and (g) Executive has a period of 7 days following the date he signs this Separation Agreement to revoke it, and the Separation Agreement shall not become effective or enforceable until the revocation period has expired, as provided for in Section 1 herein.


8. Nondisclosure of Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or Confidential Information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Separation Agreement). Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The agreement made in this Section 8 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon the Executive in respect of confidential information of the Company. "Confidential Information," as used in this Separation Agreement, means any and all confidential information (whether recorded in documentary form or by electronic or other means) relating to the business methods, corporate plans, business plans, strategic plans, employee information (including compensation, qualifications, and utilization), management systems, finances, existing or developing business opportunities, processes under development, potential product applications, or research and development projects of the Company, or relating to the marketing or sales of any past, present or future product or service of the Company including, without limitation, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers and contact names of customers and potential customers of and suppliers and potential suppliers to the

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     Company, the nature of their business operations, their requirements for any product or service sold to or purchased by the Company and all confidential aspects of their business relationship with the Company and any trade secrets, secret formulae, processes, inventions, designs, know-how, discoveries, and technical information relating to any past, present or future product or service of the Company. Confidential Information also includes any other information to which the Company attaches an equivalent level of confidentiality or in respect of which it owes an obligation of confidentiality to any third party, knowledge of which Executive acquired at any time during his employment by the Company or any of its affiliated companies and which is not readily ascertainable to persons not connected with the Company either at all or without significant expenditure of labor, skill or money. The nondisclosure obligation set forth in this Paragraph is in addition to Executive's fiduciary, statutory and other common law duties to maintain the confidentiality of the Company's Confidential Information and, to the extent not otherwise provided herein, the Company's trade secrets.

9. Non-Competition. The Company is willing to enter into this Separation Agreement only on the condition that Executive accept certain post-employment restrictions with respect to subsequent reemployment. Executive agrees to and is prepared to accept such conditions as set forth herein:

          a. Executive agrees that, for a period of Twelve (12) months following the Date of Termination, Executive shall not, directly or indirectly, as an employee, consultant or otherwise, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a "Person") work for or provide services regarding any "residential mortgage loan business" (as defined below) within any state where the Company is doing business or has plans for commencing business as of the Date of Termination. Executive's passive ownership of less than five percent (5%) of the securities of a public company shall not be treated as an action in competition with the Company.


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          b.   "Residential mortgage loan business" shall be defined for
               purposes of this Separation Agreement as any Person that satisfies all of the following criteria: (i) is or intends to elect to be or to reorganize itself as a real estate investment trust, (REIT); and (ii) originates or intends to originate, directly or through one or more subsidiaries, residential mortgage loans for such REIT's portfolio; and (iii) directly competes with the Company.

          c. Executive hereby acknowledges and agrees that his employment with the Company placed him in a position of trust and confidence with respect to the business operations, customers, prospects and personnel of the Company. He agrees that, due to his position and knowledge, his engaging in any business that competes with the Company in the residential mortgage loan business will cause the Company significant and irreparable harm.

10. Non-Solicitation. In consideration of the compensation and benefits extended to him under this Separation Agreement, Executive agrees that, for Twelve (12) months following the Date of Termination, the Executive shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other Person with whom Executive works or is affiliated:


          a. solicit and/or hire any Person who is on the Date of Termination, or has been within six (6) months prior to the Date of Termination, an employee of the Company or its affiliates;

          b. solicit, induce or attempt to induce any Person who is, at the Date of Termination, or has been within six (6) months prior to the Date of Termination, an actual customer, client, business partner, or a prospective customer, client, business partner, i.e., a customer, client or business partner who is party to a written proposal (including, with respect to the Company's borrowers, a mortgage loan application) or letter of intent with the Company, in each case written less than six (6) months prior to the Date of Termination of the Company, said entities to include without limitation the following categories: real estate developers, borrowers, realtors and acquisition candidates, for the purpose or with the intent

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               of (A) inducing or attempting to induce such Person to cease doing business with the Company or its affiliates, or (B) in any way interfering with the relationship between such Person and the Company or its affiliates; or

          c. solicit, induce or attempt to induce any Person who is or that is, at the time of the Date of Termination, or has been within six (6) months prior to the Date of Termination, a supplier, licensee or consultant of, or provider of goods or services to the Company or its affiliates, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or its affiliates or (B) in any way interfering with the relationship between such Person and the Company or its affiliates.

11. Acknowledgement of Enforceability of Covenants. It is agreed by the Parties that the covenants contained in Sections 8, 9 and 10 impose a fair and reasonable restraint on Executive in light of the activities and business of the Company on the date of the execution of this Separation Agreement and the current plans of the Company; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and its affiliates throughout the term of these covenants. Executive also acknowledges that this restraint will not prevent him from earning a living in his chosen field of work.

          a. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

          b. It is specifically agreed that the duration of the period during which the agreements and covenants of Executive made in Sections 8, 9 and 10 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of Sections 8, 9 and 10.

          c. Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Executive shall be prohibited

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               from engaging in any competitive activity described in Sections
               8, 9 and 10 hereof, the period of time for which Executive shall be prohibited pursuant to Sections 8, 9 and 10 hereof shall be the maximum time permitted by law.

12. Consultation in Advance of Action. Before Executive engages in any action which may reasonably be construed as a violation of this Separation Agreement, or as to which Executive believes the application of the Separation Agreement is not clear, specifically including the provisions of Sections 8, 9 and 10 above, Executive, or his attorney, agrees to contact and confer with the Chairman of the Audit Committee of the Company's Board of Directors, or his designee, regarding Executive's intended action, to make a good faith effort to avoid a violation, and to discuss the availability of alternative courses of action that would not result in a violation. Both Parties agree to engage in such discussions in good faith.


13. Injunctive and Contractual Relief. Executive understands and agrees that the covenants contained in Sections 8, 9 and 10 are special, unique and of an extraordinary character. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, in the event of any default, breach or threatened breach of these Sections by Executive, the Company shall be entitled to institute and prosecute proceedings as provided for in Section 17, and shall be entitled specifically to injunctive relief and to such other and further relief as may be available to the Company at law and/or in equity. Executive hereby waives any right to require the posting of a bond in the event the Company seeks injunctive and/or other equitable relief to enforce this Separation Agreement. The rights, obligations and remedies provided in this Section and in Section 17 shall be in addition to, and not in lieu of, any rights, obligations and/or remedies imposed by applicable law under statutes enforcing the protection of trade secrets and other proprietary information.


14. Severability. The Parties understand and agree that every Section, and each subpart, sub-paragraph or provision therein, of this Separation Agreement is separable, severable and divisible from the rest of the Separation Agreement. If any Section, subpart, sub-paragraph or provision herein is ruled invalid, illegal, unenforceable or void by any arbitrator, regulatory agency or court of competent jurisdiction, the Parties understand and agree that the remainder of this Separation Agreement shall continue to be enforceable to the fullest extent permitted by law.


15. Choice of Governing Law. The Parties understand and agree that the validity, interpretation, construction and performance of this Separation Agreement, as well as the rights of the Parties under this Separation Agreement, shall be governed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.


16. Full Integration. This Separation Agreement constitutes the entire agreement between the parties regarding the resignation of Executive's employment with the Company. It fully supercedes any and all prior oral or written representations, communications or agreements between the parties pertaining to its subject matter. The Parties understand and agree that by executing this Separation Agreement, the Parties mutually and voluntarily release one another from each and every of their respective rights and obligations under the Employment Agreement to the extent said rights and obligations are not specifically referenced herein. The Parties also understand and agree that, to the extent any term, right, benefit or obligation as set forth the in Executive's Employment Agreement is inconsistent with, or conflicts in any way with any term, right, benefit or obligation as set forth in this Separation Agreement, the term, right, benefit or obligation as set forth in this Separation Agreement shall be controlling and shall supercede Executive's Employment Agreement. The Parties further acknowledge that no written or oral representations inconsistent with or additional to the terms and conditions of this Separation Agreement have been made or reached. Except as provided herein, the parties further agree that no modification, amendment or waiver of any of the provisions of this Separation Agreement shall be effective unless made in writing, specifically referring to this Separation Agreement, and signed by Executive and the Company.


17.  Disputes.

          a. Any dispute or controversy arising under or in connection with this Separation Agreement shall, at Executive's sole discretion, be settled exclusively by such judicial remedies as Executive may seek to pursue or by arbitration conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on any arbitrator's award in any court having jurisdiction. The expenses of arbitration shall be borne by the Company.

          b. Notwithstanding the provisions of Section 17(a.), the Company shall be entitled to seek any and all relief to which it is entitled in any court of competent jurisdiction with respect to any violation or threatened violation by Executive of the provisions of Sections 8, 9 and 10 of this Separation Agreement.

          c. Except as otherwise set forth in Section 17(a.) above, in the event a Party institutes any proceeding to enforce his or its legal rights under, or to recover damages for breach by the other Party of, this Separation Agreement, the prevailing Party shall be entitled to recover from the other Party any actual expenses for attorney's fees and disbursements incurred by such prevailing Party.


18. No Waiver. The Parties acknowledge and agree that the failure to enforce at any time any of the provisions of this Separation Agreement or to require at any time performance by any party of any of the provisions hereto shall in no way be construed as a waiver of such provision or effect the validity of this Separation Agreement or any part thereof, or the right of each party thereafter to enforce each and every provision in accordance with the terms of this Separation Agreement.


19. Assignability. This Separation Agreement is not assignable by Executive but is assignable by the Company. This Separation Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.


20. SEC Disclosure Statement. The Parties understand that, in accordance with federal law and regulation, this Separation Agreement will be filed with the Securities and Exchange Commission and that the Company will issue a public disclosure statement addressing the circumstances of Executive's resignation from the Company. The Company agrees that, prior to releasing any such disclosure statement, it will provide Executive a reasonable opportunity to review said statement and provide comments to the Company regarding its content. The Company agrees to consider in good faith any suggestions made by Executive. Executive understands and agrees that the Company need not obtain Executive's approval of the content of the disclosure statement and/or consent to its release prior to releasing said statement.


21.  Non-Disclosure of Agreement.

          a. The Parties agree that, prior to the filing of the disclosure statement referenced in Section 20 above, they will keep any and all matters relating to this Separation Agreement, including its existence, terms and the negotiations and circumstances which led to the parties' agreement, secret and confidential such that they will not disclose such matters to any person or entity at any time; provided that Executive may disclose such matters to his attorney and accountant, and the Company may disclose such matters to any of its affiliated entities, subsidiary and parent organizations and its corporate affiliates, as well as their officers, directors, partners, owners, employees, agents, representatives, predecessors and successors, to the extent such disclosure is reasonably necessary to effectuate the terms and conditions of this Separation Agreement. If Executive's spouse agrees to the same confidentiality obligations and penalties provided hereunder, he may disclose to her the terms of this Separation Agreement.

          b. The Parties agree that, subsequent to the filing of the disclosure statement referenced in Section 20 above, they shall not publicly discuss this Separation Agreement, the circumstances which led to the Parties' agreements herein, or the circumstances surrounding the termination of Executive's employment with the Company, other than to refer to said disclosure statement.

22. Non-Disparagement. The Parties agree that they will not take any action or make any comments which impugns, defames, disparages, criticizes, negatively characterizes or casts in an unfavorable light, the other. Executive's obligation under this Paragraph shall apply to the Company and to the Released Parties, including their officers, directors, management, employees, agents, policies, practices, processes, or products. Executive agrees not to voluntarily provide assistance or information to any person or entity pursuing any claim, charge or complaint against the Company, except that nothing herein shall be interpreted to limit Executive's right to confer with counsel or to provide truthful testimony pursuant to subpoena or notice of deposition or as otherwise required by law.


23. Attorney's Fees. The Company agrees to bear the cost of Executive's actual and reasonable legal fees and disbursements incurred in connection with his resignation from the Company in an amount not to exceed $50,000.00 (Fifty Thousand Dollars). Executive agrees that, as a condition to the Company's obligation to pay such legal fees and disbursements, he is required to submit to the Company's legal counsel, Hunton & Williams LLP, no later than ten (10) days after the effective date of this Separation Agreement, a detailed invoice of Executive's outside counsel setting forth individual time entries by attorney and date, attorney billing rates and itemized disbursements. The Company shall pay such invoice directly to Executive's counsel no later than ten (10) days after Executive submits said invoice, but in no event shall the Company be required to pay any such invoice before the effective date of this Separation Agreement. A determination whether Executive's legal fees are actual and reasonable shall be made by the Company's legal counsel prior to any payment to Executive's counsel.


24. Counterparts. This Separation Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes.

Both Parties have read this Separation Agreement, understand and agree to its terms and enter into it voluntarily. By signing below, Executive acknowledges that he is receiving a signed copy of this Separation Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement to be signed as of the day and year first below written.



                                             New York Mortgage Trust, Inc.


Date:  June 30, 2005                         /s/ Steven B. Schnall
                                             -----------------------------------
                                             By:    Steven B. Schnall
                                             Title: Chairman and Co-Chief
                                                    Executive Officer


Date:  June 30, 2005                         /s/  David A. Akre
                                             -----------------------------------
                                             By:    David A. Akre
                                             Title: Co-Chief Executive Officer


Date:  June 30, 2005                         /s/ Raymond A. Redlingshafer, Jr.
                                             -----------------------------------
                                             Raymond A. Redlingshafer, Jr.